Exhibit 10.3

Relocation Policy and Reimbursement Agreement

This Agreement is effective as of the date signed. It is between HCC Insurance Holdings, Inc. (the “Company” or “HCC”) and Christopher J. Williams, Jr. (“You”, “Your”, or “Employee”).

HCC has agreed to spend a substantial sum of money for the purpose of relocating you and your legally-recognized immediate family members who currently live with you to the Houston, Texas area (“Houston”).

As described herein, the Company will reimburse you for reasonable and proper amounts or provide advance assistance of expenses incurred as a result of your relocation from your current place of residence to Houston.

You are eligible to have your relocation expenses reimbursed after relocating from your former residence to Houston, Texas. All relocation expenses should be filed separately from other types of reimbursable business expenses and should be clearly marked “Relocation Expenses.”

The Administration Department will assist relocating employees to facilitate their move. Please contact the Administration Department (Debbie Riffe, Vice President of Administration 713-744-9634) to obtain the names of outside services, such as movers and real estate brokers, to help you relocate.

The Internal Revenue Service (IRS) requires that certain relocation and moving expenses paid to and on behalf of an employee be included as regular income and reflected on the employee’s W-2. The Company includes these amounts, when applicable, on the employee’s W-2 summary of earnings. The employee is allowed to deduct certain moving expenses (other than those reimbursed by the Company and excluded from the employee’s W-2) as adjustments to gross income in calculating individual income tax. The Company will provide a breakdown of all relocation expenses to ensure the necessary information for completing the required tax forms. You are advised to see qualified tax counsel for advice in these areas where specific questions arise.

To the extent the Company’s payment of reasonable relocation and moving expenses in accordance with the foregoing is reported as taxable income to you on IRS Form W-2, the Company shall make an additional tax gross-up payment to you such that the total of that payment plus the amount of the reported taxable reimbursement of relocation and moving expenses shall equal the amount of the reported taxable reimbursement divided by 0.6355 (i.e., 1 minus the deemed marginal income tax rate of 36.45%).

In order to address the financial concerns you may have regarding a move, HCC has put together the following relocation package:

1.               The Company will pay for temporary housing, up to nine months, capped at $7,500 per month.

2.               When you purchase a residence to be used as your primary residence in Houston, you will be reimbursed for customary buying cost, subject to a maximum of $300,000, including, but not limited to:

a.               Mortgage applications and credit rating fee.

b.              Cost of building inspection, plot survey, and termite inspection, if required by mortgage lending institution.

c.               Title insurance premium (only if specifically required by state statute or mortgage lending institution).

d.              Recording fees and property tax transfer.

No reimbursement will be allowed for the following:

a.               Baby-sitting.

b.              Care of pets.

c.               Disconnecting and connecting appliances and utilities.

d.              Removing and installing antennas, carpet and draperies.

e.               Home cleaning, maintenance or repair costs.

3.               The Company will provide transportation on the Company’s aircraft for two flights  to/from Houston  for purposes of relocation of you and your family members  Please contact Debbie Riffe in the Company’s Administration Department for assistance with scheduling these flights.

4.               Reimbursement for rental expense of a full-sized sport utility vehicle or equivalent for up to nine months.

Before any reimbursement is made under this Relocation Policy and Reimbursement Agreement, you will be required to sign a Promissory Note requiring you to reimburse the Company for all expenses paid by the Company and all payments to you (including any amounts withheld for taxes), if you should voluntarily leave the employment of the Company before December 31, 2012 (unless for Good Reason as defined in the Employment Agreement).

You understand and agree that the Company’s agreement to pay certain relocation costs and expenses is contingent upon your permanent relocation to Houston not later than January 1, 2012, as well as your continued employment with the Company until at least December 31, 2012.  You further understand and agree that should you voluntarily leave the Company’s employment before December 31, 2012 (unless for Good Reason as defined in the Employment Agreement), you must repay the Company all expenses paid by the Company and all payments to you (including the tax gross-up payment and any amounts withheld for taxes) in connection with the relocation.

You further agree and authorize the Company to withhold wages, expense reimbursements, unused earned paid time off, benefits and any other monies or property due you in order to satisfy any repayment obligation.

In order to receive relocation benefits, the Relocation Policy and Reimbursement Agreement, together with the Employment Agreement, must be signed and returned to Randy Rinicella, General Counsel via e-mail (rrinicella@hcc.com) or facsimile transmission (713-744-9648).

I have read, understand, and agree to abide by the terms of this Agreement.

Signature:	/s/ Christopher J. Williams, Jr.	Date:	April 27, 2011
Christopher J. Williams, Jr.